Exhibit 99.1 NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2008
SECOND QUARTER EARNINGS

•	GAAP EPS of $0.34 per share, Core EPS of $0.36 per share for 2008 second quarter
•	Provision for Loan Losses increases in difficult credit environment
•	Net Interest Income increased by $4.1 million or 34% over 2007 second quarter
•	Net Interest Margin up 16 basis points from 2008 first quarter and 34 basis points from 2007 second quarter due to improved deposit mix and continued loan growth
•	Results include $752,000 ($489,000 or $0.06 per share after tax) of expense associated with denial of claim for losses under fidelity bond

DEFIANCE, OHIO (July 21, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its second quarter ended June 30, 2008 totaled $2.74 million, or $0.34 per diluted share, compared to $3.61 million or $0.50 per diluted share for the quarter ended June 30, 2007. The 2008 second quarter results included $262,000 of acquisition-related charges associated with the March 14, 2008 acquisition of Pavilion Bancorp of Adrian Michigan (Pavilion) and its subsidiary the Bank of Lenawee. Excluding the after-tax impact of those charges, First Defiance had earnings of $2.91 million, or $0.36 per diluted share, for the quarter ended June 30, 2008.

For the six month period ended June 30, 2008, First Defiance earned $6.15 million or $0.80 per share compared to $7.22 million or $1.00 per share for the six month period ended June 30, 2007. Excluding the after-tax cost of $1.0 million of acquisition related charges from the 2008 results, First Defiance earned $6.81 million, or $0.89 per share for the first half of 2008.

The quarter results include expense for provision for loan losses of $2.8 million in the 2008 second quarter, compared with just $575,000 in the same period in 2007. In addition to the  provision expense, the 2008 second quarter also included approximately $752,000 of expense ($489,000 or $0.06 per share after tax) related to losses associated with a former First Defiance investment advisor. While management believes there is a possibility that part of the loss may ultimately be recovered, the expense was recognized in the 2008 second quarter after a claim  under the Company’s fidelity bond was denied by the insurance carrier. First Defiance also recognized $432,000 of other-than-temporary impairment expense ($281,000 or $0.03 per share after tax) on certain investment securities in the 2008 second quarter.

“Like most banks, we navigated into strong headwinds this quarter, especially on the credit side,” said William J. Small, Chairman, President and Chief Executive Officer of First Defiance. “The increase in our provision expense is due primarily to the deterioration of several large credits in our commercial portfolio. The impairment expense relates to a number of pooled trust preferred stock investments we purchased several years ago, which included a small amount of the higher yielding equity. Recent high-profile bank failures have significantly affected the value of those equity notes, which bear the initial default risk in the trust preferred pools, resulting in our recording some other-than-temporary impairment expense.”

“Despite the bottom-line quarterly results, I believe there are a lot of positive developments this quarter,” said Mr. Small. “Our margin improved again this quarter and at 3.92% is up 40 basis points from the margin we reported just six month ago for the 2007 fourth quarter. Our loan growth continues to be very solid; our mortgage origination business is very steady; and our deposit mix continues to improve with non-interest-bearing deposits up to 12.7% of total deposits at June 30, from 10.0% at December 31, 2007. Also, the integration of the former Bank of Lenawee offices continues to be successful. Overall our deposit balances in those offices has increased by $299,000 or 0.15% from the acquisition date and our core deposits, which exclude certificates of deposit, have increased by $5.6 million or 5.0%.”

Charge-offs Slightly Elevated; Acquisition Impacts Non-Performing Assets
Charge-offs in the 2008 second quarter totaled $894,000 and recoveries totaled $81,000 for a net of $813,000, or 0.21% of average loans (annualized). While the level of net charge-offs is slightly elevated from the last three reported quarters, charge-offs actually declined from the 2007 second quarter when First Defiance reported $910,000 of net charge-offs, which represented 0.30% of average loans (annualized). Total non-performing assets at June 30, 2008 increased to $20.86 million, which included $17.73 million of loans 90 days or more past due and $3.13 million of Other Real Estate Owned (OREO). This compares to $11.7 million of non-performing assets at December 31, 2007 ($9.2 million of loans 90 days or more past due and $2.5 million of OREO) and $9.8 million at June 30, 2007 ($6.4 million of loans 90 days or more past due and $3.3 million of OREO). Non-performing assets at June 30, 2008 include $6.8 million in loans and $2.0 million in OREO related to the former Pavilion operation. Excluding the acquired assets, the Company’s overall non-performing assets have increased by just $300,000 or less than 3% since the beginning of 2008. The ratio of the allowance for loan losses to non-performing loans has steadily declined and is at 116.1% at June 30, 2008, compared to 150.7% at December 31, 2007. AICPA Statement of Position 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer (SOP 03-3) require that impaired loans acquired in a transaction be recorded at their fair value net of any expected credit losses. As such, those loans are included in the non-performing loan balance (net of expected credit losses) without any offsetting allowance for loan losses, thus negatively impacting the comparative coverage ratios.

“We believe our allowance for loan losses is an accurate reflection of the credit risk in our portfolio at this point in time,” said Mr. Small. “The increase in our provision expense this quarter can primarily be attributed to 12 loans that were either charged off or required specific allowances totaling $1.7 million. Overall our allowance coverage is low in relation to our historic standards but adequate for the potential losses we’ve identified. The current credit environment will continue to present major challenges to the banking industry for the foreseeable future and we will be affected along with everyone else. However, our underwriting standards have always been high and we are working hard to identify credit problems early so they can be addressed and minimized.”

“Delinquencies in our mortgage and home equity loan portfolios have been better than anticipated but we remain concerned about these loans,” said Mr. Small. “Although we don’t have subprime loans on our balance sheet, falling housing values in our market areas, especially in southeast Michigan, could have a negative impact on our asset quality.”

Net Interest Margin Increased by 16 Basis Points from the 2008 First Quarter
Net interest income increased to $16.2 million for the second quarter 2008, a 34.0% increase from $12.1 million of net interest income earned in the 2007 second quarter. Most of the increase can be attributed to the March 14, 2008 Pavilion acquisition. Net interest margin improved to 3.92% for the 2008 second quarter, a 34 basis point improvement over last year’s second quarter margin of 3.58% and a 16 basis point improvement from the 2008 first quarter margin of 3.76%. Yield on interest earning assets declined by 90 basis points, to 6.30% from 7.20% in the 2007 second quarter while the cost of interest-bearing liabilities decreased by 134 basis points, to 2.67% from 4.01%. The margin also was favorably impacted by an increase in non-interest bearing deposits, which had an average balance of $171.1 million in the 2008 second quarter compared to $101.6 million in the same period in 2007. The Pavilion acquisition had a favorable impact on the margin as Pavilion has historically operated at a higher margin than First Defiance.

“We are pleased with the continued improvement in our net interest margin,” said Mr. Small. “We anticipated some margin improvement resulting from the Pavilion acquisition but we also aggressively cut deposit rates as the Federal Reserve reduced the targeted Fed Funds rate. We expect pressure on our margin will increase for the balance of the year as CD rates are rising. We allowed a large amount of CDs to run off rather than match competitors’ pricing and it has greatly benefited our margin. However, the need to fund our loan growth requires us to be more competitive with those rates. Also, we are starting to see rates on money market and other core savings products creep up.”

Mortgage Banking, Service Fee Increases Highlight Non-Interest Income Growth
Non-interest income for the 2008 second quarter increased to $6.2 million from $5.7 million in the second quarter of 2007. The increases were primarily in service fees, which increased to $3.4 million from $2.7 million, and in mortgage banking income, which increased to $1.5 million from $1.1 million. Those increases were partially offset by the $432,000 charge recorded in the 2008 second quarter for other-than-temporary impairment of investment securities.

Non-Interest Expenses Rise Due to Acquisition, Other One-Time Expense
Total non-interest expense for First Defiance increased to $15.5 million for the quarter ended June 30, 2008, an increase of 30.6% from the $11.9 million of non-interest expense recognized in the 2007 second quarter. Increases across the board are attributable to the Pavilion acquisition, which closed late in the 2008 first quarter.

Results for the 2008 second quarter period also included $262,000 of one-time acquisition-related charges, primarily costs to terminate certain contracts at Pavilion and costs to grant prior service credit to former Pavilion employees in the Company’s Retiree Medical Plan. Non-interest expenses also included the $752,000 of losses recognized in the quarter related to the former investment advisor. This expense was recorded in the 2008 second quarter after coverage under the Company’s fidelity bond policy was denied.

Year-To-Date Results
For the six month period ended June 30, 2008, net interest income totaled $29.8 million, a $5.7 million or 23.8% increase over the first half of 2007. Average interest-earning assets increased to $1.58 billion for the first half of 2008 compared to $1.37 billion in 2007, the result of the Pavilion acquisition. Net interest margin for the first six months of 2008 was 3.85%, up 24 basis points from the 3.61% margin reported in the six month period ended June 30, 2007.

The provision for loan losses for the first half of 2008 was $3.9 million, compared to just $1.0 million recorded during the first six months of 2007.

Non-interest income for the first half of 2008 was $12.2 million compared to $11.3 million during the same period of 2007. The 2008 first half non-interest income was reduced by $513,000 of other-than-temporary impairment charges recognized for impaired investment securities. Most of the non-interest income increase was in service fees and other charges, which were $6.0 million for the first half of 2008 compared to $5.2 million during the first half of 2007. In addition, mortgage banking income increased by $758,000 and insurance commission income increased by $138,000 between 2007 and 2008.

Non-interest expense increased to $29.0 million for the first six months of 2008 from $23.7 million in 2007. Excluding one-time acquisition related charges of $1.0 million, non-interest expense increased by 18.3%. Most of this increase relates to ongoing costs of operating the eight branches acquired in the Pavilion acquisition. In addition, FDIC insurance expense has increased by $397,000 due to changes in the assessment rates and full utilization of credits issued by the FDIC early in the 2008 first quarter. Also non-interest expense includes the $752,000 of expense associated with losses related to a former investment advisor.

Total Assets at $1.93 Billion
Total assets at June 30, 2008 were $1.93 billion, compared to $1.61 billion at December 31, 2007. Net loans receivable (excluding loans held for sale) were $1.56 billion at June 30, 2008 compared to $1.28 billion at December 31, 2007. Total deposits at June 30, 2008 were $1.43 billion compared to $1.22 billion at December 31, 2007, which included non-interest bearing deposits at June 30, 2008 of $181.0 million compared to $121.6 million at December 31, 2007. Total stockholders’ equity increased to $194.3 million at June 30, 2008 compared to $166.0 million at the end of 2007, with the increase attributable to the 1,036,861 shares of First Defiance issued in the Pavilion acquisition. Also at June 30, 2008, goodwill and other intangible assets totaled $65.3 million compared to $40.4 million at December 31, 2007. The balance sheet changes are primarily attributable to the Pavilion acquisition.

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, July 22, 2008 to discuss the earnings results and business trends. The conference call may be accessed by calling 800-860-2442.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.talkpoint.com/viewer/starthere.asp?Pres=122283 ..

The audio replay of the Internet Webcast will be available at www.fdef.com until Wednesday, July 30, 2008.

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 47 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance & Investments specializes in property and casualty and group health and life insurance, with offices in Defiance and Bowling Green, Ohio.

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement
This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a changing  interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell OREO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.	(Unaudited)

	June 30,	December 31,	June 30,
(in thousands)	2008	2007	2007

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$44,621	$53,976	$41,836
Interest-bearing deposits	59	11,577	635
	44,680	65,553	42,471
Securities
Available-for sale, carried at fair value	119,564	112,370	113,184
Held-to-maturity, carried at amortized cost	1,035	1,117	1,288
	120,599	113,487	114,472

Loans	1,582,751	1,289,696	1,245,027
Allowance for loan losses	(20,578)	(13,890)	(13,417)
Loans, net	1,562,173	1,275,806	1,231,610
Loans held for sale	11,711	5,751	7,083
Mortgage servicing rights	9,348	5,973	5,777
Accrued interest receivable	7,650	6,755	7,445
Federal Home Loan Bank stock	21,118	18,586	18,586
Bank Owned Life Insurance	28,950	28,423	27,993
Office properties and equipment	47,999	40,545	36,212
Real estate and other assets held for sale	3,158	2,460	3,324
Goodwill	56,111	36,820	36,551
Core deposit and other intangibles	9,195	3,551	3,834
Other assets	6,233	5,694	5,317
Total Assets	$1,928,925	$1,609,404	$1,540,675

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$181,034	$121,563	$107,111
Interest-bearing deposits	1,246,107	1,096,295	1,060,087
Total deposits	1,427,141	1,217,858	1,167,198
Advances from Federal Home Loan Bank	191,895	139,536	128,685
Notes payable and other interest-bearing liabilities	59,039	30,055	27,572
Subordinated debentures	36,083	36,083	36,083
Advance payments by borrowers for tax and insurance	599	762	470
Deferred taxes	3,882	1,306	990
Other liabilities	16,006	17,850	15,020
Total liabilities	1,734,645	1,443,450	1,376,018
Stockholders’ Equity
Preferred stock	-	-	-
Common stock, net	127	117	117
Additional paid-in-capital	140,297	112,651	112,289
Stock acquired by ESOP	-	(202)	(309)
Accumulated other comprehensive loss	(2,053)	(415)	(1,181)
Retained earnings	128,536	126,630	123,521
Treasury stock, at cost	(72,627)	(72,827)	(69,780)
Total stockholders’ equity	194,280	165,954	164,657
Total liabilities and stockholders’ equity	$1,928,925	$1,609,404	$1,540,675

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
Interest Income:
Loans	$24,506	$22,601	$47,319	$44,900
Investment securities	1,462	1,420	2,947	2,851
Interest-bearing deposits	15	210	113	221
FHLB stock dividends	254	301	497	593
Total interest income	26,237	24,532	50,876	48,565
Interest Expense:
Deposits	7,522	10,054	16,193	19,594
FHLB advances and other	1,545	1,614	3,200	3,617
Subordinated debentures	456	585	984	922
Notes Payable	468	157	662	326
Total interest expense	9,991	12,410	21,039	24,459
Net interest income	16,246	12,122	29,837	24,106
Provision for loan losses	2,797	575	3,855	1,032
Net interest income after provision for loan losses	13,449	11,547	25,982	23,074
Non-interest Income:
Service fees and other charges	3,417	2,715	6,039	5,233
Mortgage banking income	1,501	1,076	2,616	1,858
Gain on sale of non-mortgage loans	8	61	43	66
Loss on securities	(432)	-	(513)	-
Insurance and investment sales commissions	1,267	1,361	3,202	3,064
Trust income	118	99	229	185
Income from Bank Owned Life Insurance	254	313	527	607
Other non-interest income	17	45	22	264
Total Non-interest Income	6,150	5,670	12,165	11,277
Non-interest Expense:
Compensation and benefits	7,318	6,634	14,441	13,186
Occupancy	1,944	1,405	3,613	2,808
State franchise tax	513	355	1,007	718
Acquisition related charges	262	-	1,012	-
Data processing	1,134	944	2,163	1,897
Amortization of intangibles	420	170	611	313
Other non-interest expense	3,924	2,374	6,144	4,731
Total Non-interest Expense	15,515	11,882	28,991	23,653
Income before income taxes	4,084	5,335	9,156	10,698
Income taxes	1,349	1,724	3,002	3,481
Net Income	$2,735	$3,611	$6,154	$7,217

Earnings per share:
Basic	$0.34	$0.51	$0.81	$1.01
Diluted	$0.34	$0.50	$0.80	$1.00

Core operating earnings per share*:
Basic	$0.36	$0.51	$0.89	$1.01
Diluted	$0.36	$0.50	$0.89	$1.00

Average Shares Outstanding:
Basic	8,057	7,129	7,625	7,115
Diluted	8,089	7,229	7,664	7,220

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.	(Unaudited)
	Three Months Ended			Six months ended
	June 30,			June 30,
(dollars in thousands, except per share data)	2008	2007	% change	2008	2007	% change
Summary of Operations

Tax-equivalent interest income (1)	26,453	24,709	7.1	51,296	48,916	4.9
Interest expense	9,991	12,410	(19.5)	21,039	24,459	(14.0)
Tax-equivalent net interest income (1)	16,462	12,299	33.8	30,257	24,457	23.7
Provision for loan losses	2,797	575	386.4	3,855	1,032	273.5
Tax-equivalent NII after provision for loan loss (1)	13,665	11,724	16.6	26,402	23,425	12.7
Securities losses	(432)	-	NM	(513)	-	NM
Non-interest income-excluding securities losses	6,582	5,670	16.1	12,678	11,277	12.4
Non-interest expense	15,515	11,882	30.6	28,991	23,653	22.6
Non-interest expense-excluding non-core charges	15,253	11,882	28.4	27,979	23,653	18.3
One time acquisition related charges	262	-	NM	1,012	-	NM
Income taxes	1,349	1,724	(21.8)	3,002	3,481	(13.8)
Net Income	2,735	3,611	(24.3)	6,154	7,217	(14.7)
Core operating earnings (2)	2,905	3,611	(19.6)	6,812	7,217	(5.6)
Tax equivalent adjustment (1)	216	177	22.0	420	351	19.7
At Period End
Assets	1,928,925	1,540,675	25.2
Earning assets	1,736,238	1,385,803	25.3
Loans	1,582,751	1,245,027	27.1
Allowance for loan losses	20,578	13,417	53.4
Deposits	1,427,141	1,167,198	22.3
Stockholders’ equity	194,280	164,657	18.0
Average Balances
Assets	1,898,165	1,527,863	24.2	1,771,801	1,519,019	16.6
Earning assets	1,689,398	1,376,030	22.8	1,581,487	1,367,489	15.6
Deposits and interest-bearing liabilities	1,678,026	1,344,186	24.8	1,561,570	1,338,096	16.7
Loans	1,544,409	1,231,192	25.4	1,435,438	1,228,716	16.8
Deposits	1,423,266	1,157,793	22.9	1,329,810	1,143,279	16.3
Stockholders’ equity	195,845	164,591	19.0	183,769	162,860	12.8
Stockholders’ equity / assets	10.32%	10.77%	(4.2)	10.37%	10.72%	(3.3)
Per Common Share Data
Net Income
Basic	$0.34	$0.51	(33.3)	$0.81	$1.01	(19.8)
Diluted	0.34	0.50	(32.0)	0.80	1.00	(20.0)
Core operating earnings (2)
Basic	$0.36	$0.51	(28.8)	$0.89	$1.01	(11.9)
Diluted	0.36	0.50	(28.1)	0.89	1.00	(11.1)
Dividends	0.26	0.25	4.0	0.52	0.50	4.0
Market Value:
High	$20.00	$30.00	(33.3)	$22.51	$30.25	(25.6)
Low	15.90	26.71	(40.5)	15.90	26.71	(40.5)
Close	16.01	29.82	(46.3)	16.01	29.82	(46.3)
Book Value	23.93	22.94	4.3	23.93	22.94	4.3
Tangible Book Value	15.89	17.31	(8.2)	15.89	17.31	(8.2)
Shares outstanding, end of period (000)	8,118	7,178	13.1	8,118	7,178	13.1
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.92%	3.58%	9.4	3.85%	3.61%	6.6
Return on average assets -GAAP	0.58%	0.95%	(39.0)	0.70%	0.96%	(27.2)
Return on average assets -Core Operating	0.62%	0.95%	(35.2)	0.77%	0.96%	(19.5)
Return on average equity- GAAP	5.62%	8.80%	(36.2)	6.73%	8.94%	(24.7)
Return on average equity- Core Operating	5.97%	8.80%	(32.2)	7.45%	8.94%	(16.6)
Efficiency ratio (3) -GAAP	67.33%	66.12%	1.8	67.52%	66.19%	2.0
Efficiency ratio (3) -Core Operating	66.19%	66.12%	0.1	65.17%	66.19%	(1.5)
Effective tax rate	33.03%	32.31%	2.2	32.79%	32.54%	0.8
Dividend payout ratio (basic)	76.47%	49.02%	56.0	64.20%	49.50%	29.7

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation.
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net and asset sales gains, net.
NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Management believes that the presentation of the non-GAAP financial measures in this release assists investors when comparing results period-to-period in a more meaningful and consistent manner and provides a better measure of results for First Defiance's ongoing operations.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended		Six months ended
Core Operating Earnings	June 30,		June 30,
(dollars in thousands, except per share data)	2008	2007	2008	2007
Net Income	$2,735	$3,611	$6,154	$7,217

Acquisition related charges	262	-	1,012	-
Tax effect	(92)	-	(354)	-
After-tax non-operating items	170	-	658	-
Core operating earnings	$2,905	$3,611	$6,812	$7,217

Acquisition related charges in 2008 reflect charges associated with the acquisition of Pavilion Bancorp.

Core operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2008	2007	2008	2007

Gain from sale of mortgage loans	$1,041	$805	$2,184	$1,317
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	682	423	1,148	844
Amortization of mortgage servicing rights	(389)	(189)	(740)	(330)
Mortgage servicing rights valuation adjustments	167	37	24	27
	460	271	432	541
Total revenue from sale and servicing of mortgage loans	$1,501	$1,076	$2,616	$1,858

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended June 30,
	2008			2007
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,544,409	$24,536	6.39%	$1,231,192	$22,613	7.37%
Securities	121,506	1,648	5.43%	111,756	1,585	5.67%
Interest Bearing Deposits	2,616	15	2.31%	14,497	210	5.81%
FHLB stock	20,867	254	4.90%	18,585	301	6.50%
Total interest-earning assets	1,689,398	26,453	6.30%	1,376,030	24,709	7.20%
Non-interest-earning assets	208,767			151,833
Total assets	$1,898,165			$1,527,863
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,252,165	$7,522	2.42%	$1,056,187	$10,054	3.82%
FHLB advances and other	164,811	1,545	3.77%	128,823	1,614	5.03%
Other Borrowings	53,724	468	3.50%	21,323	157	2.95%
Subordinated debentures	36,225	456	5.06%	36,247	585	6.47%
Total interest-bearing liabilities	1,506,925	9,991	2.67%	1,242,580	12,410	4.01%
Non-interest bearing deposits	171,101	-	-	101,606	-	-
Total including non-interest-bearing demand deposits	1,678,026	9,991	2.39%	1,344,186	12,410	3.70%
Other non-interest-bearing liabilities	24,294			19,086
Total liabilities	1,702,320			1,363,272
Stockholders' equity	195,845			164,591
Total liabilities and stockholders' equity	$1,898,165			$1,527,863
Net interest income; interest rate spread		$16,462	3.63%		$12,299	3.19%
Net interest margin (3)			3.92%			3.58%
Average interest-earning assets to average interest bearing liabilities			112%			111%

	Six Months Ended June 30,
	2008			2007
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,435,438	$47,363	6.64%	$1,228,716	$44,922	7.37%
Securities	119,112	3,323	5.61%	112,377	3,180	5.70%
Interest Bearing Deposits	8,352	113	2.72%	7,811	221	5.71%
FHLB stock	18,585	497	5.38%	18,585	593	6.43%
Total interest-earning assets	1,581,487	51,296	6.52%	1,367,489	48,916	7.21%
Non-interest-earning assets	190,314			151,530
Total assets	$1,771,801			$1,519,019
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,181,938	$16,193	2.76%	$1,043,509	$19,594	3.79%
FHLB advances and other	155,666	3,200	4.13%	144,332	3,617	5.05%
Other Borrowings	39,841	662	3.34%	21,912	326	3.00%
Subordinated debentures	36,253	984	5.46%	28,573	922	6.51%
Total interest-bearing liabilities	1,413,698	21,039	2.99%	1,238,326	24,459	3.98%
Non-interest bearing deposits	147,872	-	-	99,770	-	-
Total including non-interest-bearing demand deposits	1,561,570	21,039	2.71%	1,338,096	24,459	3.69%
Other non-interest-bearing liabilities	26,462			18,063
Total liabilities	1,588,032			1,356,159
Stockholders' equity	183,769			162,860
Total liabilities and stockholders' equity	$1,771,801			$1,519,019
Net interest income; interest rate spread		$30,257	3.53%		$24,457	3.23%
Net interest margin (3)			3.85%			3.61%
Average interest-earning assets to average interest bearing liabilities			112%			110%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007
Summary of Operations
Tax-equivalent interest income (1)	$26,453	$24,843	$25,383	$25,177	$24,709
Interest expense	9,991	11,048	12,669	12,962	12,410
Tax-equivalent net interest income (1)	16,462	13,795	12,714	12,215	12,299
Provision for loan losses	2,797	1,058	603	671	575
Tax-equivalent NII after provision for loan losses (1)	13,665	12,737	12,111	11,544	11,724
Investment securities gains	(432)	(81)	-	21	-
Non-interest income (excluding securities gains/losses)	6,582	6,096	5,268	5,563	5,670
Non-interest expense	15,515	13,476	12,161	12,296	11,882
Acquisition and other on-time charges	262	750	-	-	-
Income taxes	1,349	1,653	1,474	1,515	1,724
Net income	2,735	3,419	3,558	3,129	3,611
Core operating earnings (2)	2,905	3,906	3,558	3,129	3,611
Tax equivalent adjustment (1)	216	204	186	188	177
At Period End
Total assets	$1,928,925	$1,886,047	$1,609,404	$1,579,946	$1,540,675
Earning assets	1,736,238	1,689,813	1,439,097	1,432,735	1,385,803
Loans	1,582,751	1,535,354	1,289,696	1,264,872	1,245,027
Allowance for loan losses	20,578	18,556	13,890	13,427	13,417
Deposits	1,427,141	1,413,701	1,217,858	1,208,164	1,167,198
Stockholders’ equity	194,280	194,780	165,954	164,706	164,657
Stockholders’ equity / assets	10.07%	10.33%	10.31%	10.42%	10.69%
Goodwill	56,111	57,315	36,820	36,515	36,551
Average Balances
Total assets	$1,898,165	$1,645,436	$1,589,264	$1,550,174	$1,527,863
Earning assets	1,689,398	1,475,882	1,432,061	1,397,521	1,376,030
Deposits and interest-bearing liabilities	1,678,026	1,445,113	1,404,065	1,367,421	1,344,186
Loans	1,544,409	1,326,468	1,265,307	1,244,531	1,231,192
Deposits	1,423,266	1,236,354	1,212,486	1,177,594	1,157,793
Stockholders’ equity	195,845	171,693	165,762	164,751	164,591
Stockholders’ equity / assets	10.32%	10.43%	10.43%	10.63%	10.77%
Per Common Share Data
Net Income:
Basic	$0.34	$0.48	$0.51	$0.44	$0.51
Diluted	0.34	0.47	0.50	0.44	0.50
Core operating earnings (2)
Basic	0.36	0.54	0.51	0.44	0.51
Diluted	0.36	0.54	0.50	0.44	0.50
Dividends	0.26	0.26	0.26	0.25	0.25
Market Value:
High	$20.00	$22.51	$26.93	$29.64	$30.00
Low	15.90	17.30	20.58	23.99	26.71
Close	16.01	18.35	22.02	27.00	29.82
Book Value	23.93	24.01	23.51	23.21	22.94
Shares outstanding, end of period (in thousands)	8,118	8,114	7,059	7,095	7,178
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.92%	3.76%	3.52%	3.47%	3.58%
Return on average assets -GAAP	0.58%	0.84%	0.89%	0.80%	0.95%
Return on average assets -Core Operating	0.62%	0.95%	0.89%	0.80%	0.95%
Return on average equity- GAAP	5.62%	8.01%	8.52%	7.53%	8.80%
Return on average equity- Core Operating	5.97%	9.15%	8.52%	7.53%	8.80%
Efficiency ratio (3) -GAAP	67.33%	67.75%	67.63%	69.16%	66.12%
Efficiency ratio (3) -Core Operating	66.19%	63.98%	67.63%	69.16%	66.12%
Effective tax rate	33.03%	32.59%	29.29%	32.62%	32.31%
Dividend payout ratio (basic)	76.47%	54.17%	50.98%	56.82%	49.02%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007
Loan Portfolio Composition
One to four family residential real estate	$251,887	$262,710	$229,588	$230,075	$234,819
Construction	83,279	66,283	56,698	15,392 (1)	16,346 (1)
Commercial real estate	731,472	706,442	580,621	592,914	583,046
Commercial	351,812	332,772	283,072	267,897	255,022
Consumer finance	41,251	41,209	37,743	38,280	40,693
Home equity and improvement	153,715	151,563	128,080	127,641	123,936
Total loans	1,613,416	1,560,979	1,315,802	1,272,199	1,253,862
Less:
Loans in process	29,585	24,581	25,074	6,301	7,761
Deferred loan origination fees	1,080	1,044	1,032	1,026	1,074
Allowance for loan loss	20,578	18,556	13,890	13,427	13,417
Net Loans	$1,562,173	$1,516,798	$1,275,806	$1,251,445	$1,231,610

Allowance for loan loss activity
Beginning allowance	$18,556	$13,890	$13,427	$13,417	$13,752
Provision for loan losses	2,797	1,058	603	671	575
Reserve from acquisitions	38	4,099	-	-	-
Credit loss charge-offs:
One to four family residential real estate	281	57	33	128	10
Commercial real estate	319	464	135	586	936
Commercial	220	-	7	-	11
Consumer finance	56	27	42	25	23
Home equity and improvement	18	72	30	10	41
Total charge-offs	894	620	247	749	1,021
Total recoveries	81	129	107	88	111
Net charge-offs (recoveries)	813	491	140	661	910
Ending allowance	$20,578	$18,556	$13,890	$13,427	$13,417

Credit Quality
Non-accrual loans	$17,727	$13,497	$9,217	$8,523	$6,427
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (2)	17,727	13,497	9,217	8,523	6,427
Real estate owned (REO)	3,129	3,448	2,460	3,392	3,324
Total non-performing assets (2)	$20,856	$16,945	$11,677	$11,915	$9,751
Net charge-offs	813	491	140	661	910

Allowance for loan losses / loans	1.30%	1.21%	1.08%	1.06%	1.08%
Allowance for loan losses / non-performing assets	98.67%	109.51%	118.95%	112.69%	137.60%
Allowance for loan losses / non-performing loans	116.08%	137.48%	150.70%	157.54%	208.76%
Non-performing assets / loans plus REO	1.32%	1.10%	0.90%	0.94%	0.78%
Non-performing assets / total assets	1.08%	0.90%	0.73%	0.75%	0.63%
Net charge-offs / average loans (annualized)	0.21%	0.15%	0.04%	0.21%	0.30%

Deposit Balances
Non-interest-bearing demand deposits	$181,034	$168,049	$121,563	$109,128	$107,111
Interest-bearing demand deposits and money market	401,401	408,979	342,367	330,168	314,923
Savings deposits	146,697	144,184	105,873	98,719	97,004
Retail time deposits less than $100,000	514,209	529,990	509,720	524,347	504,301
Retail time deposits greater than $100,000	163,614	162,400	137,927	142,645	136,319
National/Brokered time deposits	20,186	99	408	3,157	7,540
Total deposits	$1,427,141	$1,413,701	$1,217,858	$1,208,164	$1,167,198

(1) Construction loans to commercial loan customers were included in commercial real estate loans prior to December 31, 2007.
 (2)   Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.